FOR IMMEDIATE RELEASE	Company Contacts
Investors: James Zeumer
(248) 433-4597
email: jim.zeumer@pulte.com

Media: Mark Marymee
(248) 433-4648
email: mark.marymee@pulte.com
PULTE HOMES ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
•	Third Quarter Income from Continuing Operations Climbs 50% to $388 Million; Earnings from Continuing Operations Climb 48% to $1.47 Per Diluted Share

•	Third Quarter Net New Orders Increase 33% to $4 Billion (12,062 Homes)

•	Backlog Value Climbs 25% to $8 Billion (23,666 Homes)

•	Company Raises 2005 Guidance for Earnings from Continuing Operations to the Range of $5.35 to $5.45 Per Diluted Share

•	Pulte Board Approves $100 Million Increase in Share Repurchase Authorization
     Bloomfield Hills, MI, October 26, 2005 — Pulte Homes, Inc. (NYSE: PHM) announced today record financial results for its third quarter and nine months ended September 30, 2005. For the quarter, income from continuing operations increased 50% to a record $387.7 million, compared with $259.1 million last year. Third quarter earnings from continuing operations increased 48% to $1.47 per diluted share, compared with prior year earnings of $.99 per diluted share. Earnings per share for both periods have been adjusted for the Company’s previously announced 2:1 stock split effective September 1, 2005.
     Pulte Homes’s consolidated revenues for the quarter totaled $3.8 billion, compared with $3 billion last year.
     “Pulte’s record third quarter results include a 48% increase in earnings per share, $4 billion in new orders and a backlog valued at $8 billion,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “Pulte’s financial results reflect the benefits we continue to gain from our diversified operations, from initiatives to drive improved operating performance and our financial discipline.”
     “Given the strength of our year-to-date performance, Pulte expects to deliver another year of excellent financial results with full-year 2005 earnings in the range of $5.35 to $5.45 per diluted share,” said Dugas. “Beyond 2005, Pulte’s unique strategy of serving all buyer segments: first time, first and second move up and active adult, should enable the company to further expand its share of the U.S. housing market.”
     In a separate release, Pulte Homes announced that its Board of Directors had increased the Company’s share buyback authorization by $100 million. “Pulte had used substantially all of the funds available under its existing repurchase authorization,” said Roger A. Cregg,

Executive Vice President and CFO. “Given the strength of our operations and of our balance sheet, the Board agreed that this authorization would provide added flexibility when evaluating future investments of capital.”
Third Quarter Results
     Revenues from domestic homebuilding settlements for the quarter increased 32% to $3.7 billion, compared with $2.8 billion in the prior year. Higher revenues for the period resulted from a 21% increase in unit settlements to 11,747 homes, up from 9,669 settlements last year, combined with a 9% increase in average selling price to $317,000 per home. The higher average sales price reflects increases in selling price realized during the quarter and a favorable change in the mix of product delivered.
     Third quarter domestic homebuilding pretax income increased 44% to $618 million, up from prior year pretax income of $429.6 million. Pretax income for the period benefited from higher revenues partially offset by an increase in material costs, combined with a 160 basis point decrease in selling, general & administrative expenses as a percentage of home settlement revenues reflecting the Company’s continued efforts to drive greater overhead leverage.
     Land sales during the quarter generated $25.1 million in revenues and $1.4 million in gross profit, compared with $69.1 million and $19.8 million, respectively, last year. Land sales are an important element of the Company’s domestic homebuilding operations, but can fluctuate from quarter-to-quarter depending upon the timing of individual transactions.
     Domestic net new home orders for the quarter were 12,062, an increase of 19% over prior year orders of 10,109 homes. Pulte’s backlog as of September 30, 2005 was valued at $8 billion (23,666 homes), compared with $6.4 billion (20,400 homes) last year.
     The Company’s financial services operations reported third quarter pretax income of $19 million, an increase of 69% from the prior year. Higher loan originations for the quarter, up 24% to 10,985 loans, combined with a more favorable interest rate environment during the quarter drove the gains. For the quarter, Pulte Mortgage’s capture rate was 88.8%, compared with 87.3% last year.
     For the third quarter, Pulte’s International operations reported pretax income of $1.4 million, compared with pretax income of $1.6 million for the same period last year. Pulte continues to evaluate different strategic alternatives with regard to its International operations as part of a broader initiative to drive enhanced financial results.
     During the third quarter of 2005, the Company recorded a non-cash, after tax gain of $7.8 million in discontinued operations related to the favorable resolution of certain tax matters in connection with its thrift operations, which were discontinued in 1994.
Nine-Month Results
     For the nine months ended September 30, 2005, Pulte Homes’s income from continuing operations increased 57% to $910 million, compared with prior year net income of $579.8 million. Earnings from continuing operations for the first nine months were $3.46 per diluted share, an increase of 54% over prior year earnings of $2.24 per diluted share. Earnings per share for both periods have been adjusted for the Company’s previously announced 2:1 stock split effective September 1, 2005. Consolidated revenues for the period were $9.7 billion, up from $7.5 billion for the first nine months of last year.
     Nine-month revenues from domestic homebuilding settlements for the period were $9.3 billion, up 31% over the prior year. Higher revenues for the period resulted from a 10% increase in average selling price to $312,000, combined with a 19% increase in the number of homes closed. The increase in average selling price for the period reflects a combination of price increases and a favorable change in the mix of product closed during the period.

     Nine-month domestic homebuilding pretax income increased 52% to $1.5 billion, compared with prior year pretax income of $970 million. Gross margins from home sales for the period increased 140 basis points to 24.0%. Reflecting the Company’s focus on realizing better overhead leverage, selling, general & administrative expenses as a percent of home settlement revenues decreased by 100 basis points, compared with the prior year. Land sales for the period generated $8.9 million in gross margin, compared with $36.9 million last year.
     For the nine-month period, Pulte’s financial services operations reported pretax income of $44.7 million, up from prior year pretax income of $29.8 million. Higher loan originations for the nine-month period, up 22% to 28,022 mortgages valued at $5.5 billion, better overhead leverage and a more favorable interest rate environment were the key drivers to the improved performance. Mortgage capture rate for the period increased to 88.5%, compared with 87.3% last year.
     Pulte’s International operations reported pretax income for the nine months of $2.2 million, down from $3.8 million last year.
About Pulte Homes
     Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 200 company with operations in 54 markets and 28 states. In 2004, the company delivered 38,612 homes in the U.S. and generated consolidated revenues of $11.7 billion. During its 55-year history, the company has constructed more than 408,000 homes. In 2005, Pulte Homes received the most awards in the J.D. Power and Associates New Home-Builder Customer Satisfaction Study(sm), marking the sixth-straight year Pulte achieved this distinction among America’s largest homebuilding companies. Pulte operations were highest-ranked in 16 markets and were among the top three in 22 of 27 markets in which it qualified. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and better. Its DiVosta operation is nationally recognized for a proprietary building system that has delivered more than 25,000 “Built Solid” homes in Florida since 1960. Pulte Mortgage LLC is a nationwide lender and offers Pulte customers a wide variety of loan products and superior customer service.
Websites: www.pulte.com; www.delwebb.com; www.divosta.com

Pulte Homes, Inc.
Condensed Consolidated Results
Of Operations
(000’s omitted, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$3,798,000	$2,931,974	$9,574,526	$7,428,959
Financial Services	42,383	27,706	108,917	76,152
Corporate	1,120	125	3,625	1,584

Total Revenues	$3,841,503	$2,959,805	$9,687,068	$7,506,695

Pretax income (loss):
Homebuilding	$619,392	$431,245	$1,478,259	$974,015
Financial Services	19,043	11,294	44,653	29,752
Corporate	(24,733)	(24,570)	(76,595)	(68,666)

Income from continuing operations before income taxes	613,702	417,969	1,446,317	935,101
Income taxes	(225,983)	(158,845)	(536,513)	(355,330)

Income from continuing operations	387,719	259,124	909,804	579,771

Income from discontinued operations	7,702	10,812	7,570	9,397

Net income	$395,421	$269,936	$917,374	$589,168

EARNINGS PER SHARE - ASSUMING DILUTION:

Income from continuing operations	$1.47	$.99	$3.46	$2.24
Income from discontinued operations	.03	.04	.03	.04

Net income	$1.50	$1.03	$3.49	$2.27

Shares used in per share calculations	263,908	260,970	262,812	259,182

All share and per share amounts have been restated to retroactively reflect the stock split effected September 1, 2005.

Pulte Homes, Inc.
Condensed Consolidated Balance Sheets
($000’s omitted)

	September 30,	December 31,	September 30,
	2005	2004	2004
	(Unaudited)		(Unaudited)

ASSETS
Cash and equivalents	$214,897	$314,634	$114,501
Unfunded settlements	96,269	118,471	118,915
House and land inventories	9,379,528	7,390,791	7,711,815
Land held for sale	186,752	230,743	307,697
Land, not owned, under option agreements	88,243	106,380	99,762
Residential mortgage loans available-for-sale	554,900	697,077	355,655
Investment in unconsolidated entities	289,771	258,868	215,570
Goodwill	312,975	307,693	307,693
Intangible assets	129,267	135,454	137,517
Other assets	1,031,155	846,786	717,935

	$12,283,757	$10,406,897	$10,087,060

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable, accrued and other liabilities	$2,630,501	$2,203,101	$2,147,294
Unsecured short-term borrowings	—	—	567,300
Collateralized short-term debt, recourse solely to applicable subsidiary assets	461,740	617,415	287,038
Income taxes	213,048	202,557	121,603
Senior notes and subordinated debentures	3,511,170	2,861,550	2,861,215

Total Liabilities	6,816,459	5,884,623	5,984,450
Shareholders’ Equity	5,467,298	4,522,274	4,102,610

	$12,283,757	$10,406,897	$10,087,060

Pulte Homes, Inc.
Segment Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
HOMEBUILDING:
Pretax income:
Domestic	$618,016	$429,649	$1,476,101	$970,256
International	1,376	1,596	2,158	3,759

Total Homebuilding	$619,392	$431,245	$1,478,259	$974,015

Domestic Homebuilding:
Home sales (settlements)	$3,725,537	$2,816,060	$9,343,544	$7,153,379
Land sales	25,132	69,061	106,849	147,897

Domestic Homebuilding Revenue	3,750,669	2,885,121	9,450,393	7,301,276
Home cost of sales	(2,839,913)	(2,154,902)	(7,101,734)	(5,536,997)
Land cost of sales	(23,704)	(49,308)	(97,990)	(110,988)
Selling, general & administrative expense	(272,158)	(249,730)	(793,916)	(678,982)
Other income (expense), net	3,122	(1,532)	19,348	(4,053)

Pretax income	$618,016	$429,649	$1,476,101	$970,256

International Homebuilding:
Home sales (settlements)	$47,331	$46,853	$124,133	$127,683
Cost of sales	(40,519)	(38,161)	(104,036)	(103,631)
Selling, general & administrative expense	(7,951)	(7,568)	(23,566)	(21,357)
Other income (expense), net	566	(616)	378	(2,031)
Minority Interest	—	(414)	41	(1,075)
Equity in income of joint venture operations	1,949	1,502	5,208	4,170

Pretax income	$1,376	$1,596	$2,158	$3,759

FINANCIAL SERVICES:
Pretax income	$19,043	$11,294	$44,653	$29,752

CORPORATE:
Pretax loss:
Net interest expense	$(12,213)	$(12,181)	$(40,863)	$(35,927)
Other Corporate expense, net	(12,520)	(12,389)	(35,732)	(32,739)

Total Corporate	$(24,733)	$(24,570)	$(76,595)	$(68,666)

Pulte Homes, Inc.
Business Operating Data
($000’s omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

HOMEBUILDING SETTLEMENT REVENUES:
Domestic	$3,725,537	$2,816,060	$9,343,544	$7,153,379
International	47,331	46,853	124,133	127,683

Total settlement revenues	$3,772,868	$2,862,913	$9,467,677	$7,281,062

HOMEBUILDING UNIT SETTLEMENTS:
Domestic	11,747	9,669	29,960	25,188
International	1,833	1,898	4,638	4,978

Total settlement units	13,580	11,567	34,598	30,166

Domestic Homebuilding:
Unit settlements:
Northeast	1,003	869	2,409	2,083
Southeast	3,427	2,293	8,710	6,056
Midwest	1,638	1,447	3,686	3,383
Central	1,726	1,531	4,190	3,719
West	3,953	3,529	10,965	9,947

	11,747	9,669	29,960	25,188

Average selling price	$317	$291	$312	$284

Unit net new orders:
Northeast	1,066	849	3,322	2,419
Southeast	3,284	2,859	10,718	8,054
Midwest	1,670	1,315	4,899	4,251
Central	2,185	1,518	6,096	4,699
West	3,857	3,568	12,675	12,213

	12,062	10,109	37,710	31,636

Unit net new orders — dollars	$3,994,000	$2,995,000	$12,233,000	$9,451,000

Unit backlog:
Northeast			2,396	1,871
Southeast			7,313	5,724
Midwest			2,490	2,269
Central			2,983	2,136
West			8,484	8,400

			23,666	20,400

Dollars in backlog			$8,043,000	$6,445,000

Pulte Homes, Inc.
Business Operating Data, continued
($000’s omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

MORTGAGE ORIGINATIONS:

Origination volume	10,985	8,846	28,022	22,916

Origination principal	$2,163,100	$1,705,900	$5,481,700	$4,354,400

Capture rate percentage	88.8%	87.3%	88.5%	87.3%

Pulte Homes, Inc.
Supplemental Information
($000’s omitted)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Interest expense:
Homebuilding (included in home cost of sales)	$49,431	$36,241	$121,078	$87,361
Corporate	13,333	12,306	44,488	37,511
Financial Services	4,166	1,675	10,236	4,649

Total interest expense	$66,930	$50,222	$175,802	$129,521

Depreciation & amortization	$16,111	$12,015	$44,809	$34,041